Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-285441) and Form S-8 (Nos. 33-10546, 33-41774, 33-44208, 333-136692, 333-144403, 333-153573, 333-158335, 333-161779, 333-161780, 333-168824, 333-173831, 333-183325, 333-187725, 333-202349, 333-206720, 333-224665, 333-224666, 333-255677, and 333-279026) of Huntington Bancshares Incorporated of our report dated February 21, 2025, with respect to the consolidated financial statements of Cadence Bank as of December 31, 2024, which report is included in this Form 8-K of Huntington Bancshares Incorporated which is incorporated by reference in the prospectus supplement to be dated as of the date hereof, and to the reference to our firm under the heading “Experts” in such prospectus supplement.

/s/ Forvis Mazars, LLP

Fort Worth, Texas
January 23, 2026